Exhibit 99

OSG

Overseas Shipholding Group, Inc.                                                                                      Press Release

OSP

OSG America L.P.

For Immediate Release

INITIAL PUBLIC OFFERING OF OSG AMERICA L.P.
PRICED AT $19.00 PER UNIT

7,500,000 Common Units Representing Limited Partner Interests

NEW YORK, NY - November 9, 2007 - Overseas Shipholding Group, Inc. (NYSE:OSG) and OSG America L.P. (NYSE: OSP) jointly announced today the pricing of the initial public offering of 7,500,000 common units representing limited partner interests in OSG America L.P. at $19.00 per unit. The common units being offered to the public represent a 24.5% limited partner interest in the partnership. OSG America LLC, a wholly owned subsidiary of OSG, is the sole general partner of the partnership and has a 2% general partner interest and other subsidiaries of OSG hold a 73.5% limited partnership interest. The common units will be listed on the New York Stock Exchange under the symbol "OSP."

OSG America L.P. has granted the underwriters a 30-day option to purchase up to an additional 1,125,000 common units to cover any over-allotments. The net proceeds from any exercise of the over-allotment option will be used to redeem from OSG a number of common units equal to the number of common units issued upon exercise of the over-allotment option, at a price equal to the proceeds per common unit before expenses, but after underwriting discounts, commissions and structuring fees.

OSG America L.P. will own and operate a fleet of 18 U.S. flag product carriers and barges that principally transport refined petroleum products.

Citi and UBS Investment Bank are acting as joint bookrunning managers of the initial public offering, co- managers are Merrill Lynch & Co. (joint lead), Raymond James and DnB NOR Markets.

A copy of the prospectus relating to the offering can be obtained from Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone: +1 800.831.9146 or from UBS Investment Bank, 299 Park Avenue, Prospectus Department, New York, NY 10171, telephone: +1 212.821.3000.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

About OSG America L.P.

OSG America L.P. (NYSE: OSP) is the largest operator, based on barrel-carrying capacity, of U.S. Flag product carriers and barges transporting refined petroleum products. The Company has an operating fleet of 18 handysize product carriers and tug barges that trade primarily in the Jones Act Market.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com